April 2007	Pricing Sheet dated April 23, 2007
Relating to Preliminary Pricing Supplement No. 243 dated March 23, 2007
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Currencies

Industrialized Nations Currency-Linked Capital-Protected Notes due April 30, 2009
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Australian dollar + British pound + European Union euro + New Zealand dollar

P R I C I N G T E R M S – A P R I L 2 3 , 2 0 0 7
Issued By:	Morgan Stanley
Issue Price:	$1,000 (see “Commissions and issue price” below)
Stated Principal Amount:	$1,000
Aggregate Principal Amount:	$11,612,000
Pricing Date:	April 23, 2007
Original Issue Date:	April 30, 2007 (5 business days after the Pricing Date)
Maturity Date:	April 30, 2009
Maturity Date:	100%
Principal Protection: Interest:	None
Basket:	Basket Currencies	Weighting	Reuters Page	Initial Exchange Rate
	Australian dollar (“AUD”)	25%	WMRSPOT12	0.83345
	British pound (“GBP”)	25%	WMRSPOT07	2.00035
	European Union euro (“EUR”)	25%	WMRSPOT05	1.3566
	New Zealand dollar (“NZD”)	25%	WMRSPOT12	0.74535
Payment at Maturity:	$1,000 + Supplemental Redemption Amount (if any)
Supplemental Redemption Amount:	$1,000 times Basket Performance times the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero.
Basket Performance:	Sum of the weighted Performance Values of each of the Basket Currencies
Participation Rate:	175%
Performance Value:	With respect to each Basket Currency: [(Final Exchange Rate / Initial Exchange Rate) - 1] x Weighting
Final Exchange Rate:	The Exchange Rate on the Valuation Date
Exchange Rate:	With respect to each Basket Currency, the rate for conversion of such Basket Currency into U.S. dollars as determined by reference to the applicable Reuters Page.
Valuation Date:	April 21, 2009
CUSIP:	617446G52
Commissions and Issue Price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per note	100%	2.00%	98.00%
	Total	$11,612,000	$232,240	$11,379,760

(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $992.50 per security. Please see the cover page of the preliminary pricing supplement for further details.

(2) For additional information, see “Description of Notes – Supplemental Information Concerning Plan of Distribution” in the preliminary pricing supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Pricing Supplement No. 243, dated March 23, 2007

Prospectus Supplement dated January 25, 2006

Prospectus dated January 25, 2006